Exhibit 10.1

AMENDED AND RESTATED STOCKHOLDER’S AGREEMENT

This Amended and Restated Stockholder’s Agreement, dated as of June 13, 2023 (this “Agreement”), is entered into by and between Landsea Homes Corporation, a Delaware corporation (the “Company”), and Landsea Holdings Corporation, a Delaware corporation (“Stockholder” and together with the Company each a “Party” and collectively the “Parties”).

WHEREAS, on August 31, 2020, the Company entered into that certain Agreement and Plan of Merger Agreement (the “Merger Agreement”), with LFCA Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of the Company (“LFCA Merger Sub”), Stockholder, and Landsea Homes Incorporated, a Delaware corporation a wholly owned direct subsidiary of Stockholder (“Landsea Inc.”), whereby Landsea, Inc. merged with and into LFCA Merger Sub, and in consideration thereof, the Company issued to Landsea Inc. certain amounts of common stock, par value $0.0001 per share, of the Company (“Common Stock”), formerly referred to as Class A Common Stock;

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, Stockholder became the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of

1934, as amended) of Common Stock as set forth on Schedule I hereto, and as of the date hereof the Stockholder is the record and beneficial owner of Common Stock as set forth on Schedule II hereto;

WHEREAS, on January 7, 2021, the Company entered into that certain the Stockholder’s Agreement, dated as of January 7, 2021, with Stockholder, as amended on December 21, 2021 and April 25, 2022 (as amended prior to the execution of this Agreement, the “Original Agreement”); and

WHEREAS, the Parties desire to amend and Restate the Original Agreement:

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement, and intending to be legally bound by this Agreement the Company and Stockholder agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined in this Agreement that are defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” means affiliate as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

“Closing” has the meaning given in that certain Agreement and Plan of Merger, dated as of August 31, 2020, by and among the Company, LFCA Merger Sub, Landsea Inc., and Stockholder.

“Combined Ownership Percentage” means the sum of the aggregate Ownership Percentage of Stockholder and its Affiliates.

“Company Stock” means the shares of capital stock of the Company from time to time outstanding.

“Family Member” means, with respect to any Person, such Person’s grandparents, parents, mother-in-law, father-in-law, husband, wife, brothers, sisters, brother-in-law, sisters-in-law, sons-in-law, children, grandchildren, aunts, uncles, nieces, nephews and first cousins.

“Governing Documents” with respect to the Company and any of its Subsidiaries, means, collectively, such Person’s certificate of incorporation, certificate of formation, bylaws, operating agreement or similar governing documents.

“Indebtedness” means (i) indebtedness for borrowed money whether or not evidenced by bonds, notes, debentures or other similar instruments, including purchase money obligations or other obligations relating to the deferred purchase price of property, (ii) obligations as lessee under leases which have been recorded as capital leases and (iii) obligations under guaranties in respect of indebtedness or obligations of others of the kind referred to in clauses (i) through (ii) above, as reported in accordance with U.S. Generally Accepted Accounting Principles, provided that Indebtedness shall not include (A) trade payables and accrued expenses arising in the ordinary course of business and (B) indebtedness, obligations under guaranties and other liabilities owed by the Company to its Subsidiaries or among the Company’s Subsidiaries.

“Necessary Action” means, with respect to a specified result, all actions, to the fullest extent permitted by applicable law (including, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors have in such capacity) necessary to cause such result, including, without limitation: (a) voting or providing a written consent or proxy with respect to the Company Stock; (b) causing the adoption of amendments to the Governing Documents; (c) executing agreements and instruments; and (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Ownership Percentage” means, as of any date, the percentage of shares of Common Stock outstanding deemed beneficially owned by a stockholder of the Company, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however, that for purposes of determining the beneficial ownership of any stockholder under this Agreement, such stockholder shall be deemed to be the beneficial owner of any equity securities of the Company which may be acquired by such stockholder, whether within 60 days or thereafter, upon the conversion, exchange, or exercise of any warrants, options, rights or other securities issued by the Company or of its Subsidiaries, provided further that no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

2. Governance Matters.

2.1 Board Composition.

(a) The Company and Stockholder shall take all Necessary Action to ensure that the authorized number of directors on the Board of Directors of the Company (the “Board”) be no more than eleven (11) and no less than five (5). Initially following the date hereof, the size of the Board shall be nine (9) directors.

2.2 Board Nomination.

(a) For so long as the Combined Ownership Percentage is equal to or greater than six percent (6%), (i) Stockholder shall have the right to nominate for election to the Board, with respect to each meeting of stockholders of the Company at which directors are to be elected, the number of directors (each a “Director Designee”) representing such percentage of the total number of directors to be elected at such meeting as would be equal to the Combined Ownership Percentage as of the record date for such meeting, rounded up to the nearest whole number, provided, however, that, (i) when the Combined Ownership Percentage is greater than 50 percent (50%), the number of Director Designees shall represent 75 percent (75%) of the total number of directors to be elected at such meeting, rounded to the nearest whole number, and two (2) such Director Designees shall satisfy the independent director requirements under Nasdaq Equity Rule 5605(c)(2)(A) (any such Person, an “Independent Director”), as determined in good faith by the Nominating and Governance Committee (as defined below) and (ii) if the Combined Ownership Percentage is less than or equal to 50 percent (50%), at least one-third of such Director Designees, rounded down to the nearest whole number, must qualify as Independent Directors, as determined in good faith by the Nominating and Governance Committee.

(b) In the event a decrease in the Combined Ownership Percentage reduces the number of Director Designees that Stockholder is entitled to nominate herein, the parties hereto agree that the reduction in the number of Director Designees shall be reduced in number in accordance with Section 2.2(a). For the avoidance of doubt, no decrease in the authorized number of directors on the Board shall shorten the term of any incumbent director. In the event that there is a vacancy on the Board and Stockholder is not entitled to nominate a Director Designee for such vacancy, such nomination shall be made in accordance with the policies and procedures of the Nominating and Governance Committee; provided, however, that in the event of any vacancy resulting from an increase in the size of the Board, the Company and Stockholder shall take all Necessary Action to cause the number of Director Designees on the Board following such increase to equal the number of Director Designees the Stockholder would be entitled to nominate at an annual meeting of stockholders pursuant to Section 2.2(a).

(c) The Company shall take all Necessary Action to ensure that, at any annual or special meeting of stockholders of the Company at which directors are to be elected, subject to the fulfillment of the requirements set forth in Sections 2.2(a), Director Designees are included in the slate of nominees recommended by the Board for election as directors.

(d) Any Director Designee (i) shall be reasonably acceptable to the Board’s Nominating and Governance Committee (as defined below) and (ii) shall comply in all respects with the Company’s corporate governance guidelines as in effect from time to time. Stockholder shall notify the Company of any proposed Director Designee in writing no later than the latest date on which stockholders of the Company may make nominations to the Board in accordance with the Company’s bylaws, together with all information concerning such nominee required to be delivered to the Company by its bylaws and such other information reasonably requested by the Company; provided that in each such case, all such information is generally required to be delivered to the Company by the other outside directors of the Company (the “Nominee Disclosure Information”); provided further that in the event that Stockholder fails to provide any such notice, the Director Designee(s) shall be the Person(s) then serving as the Director Designee(s), as applicable, as long as Stockholder provides the Nominee Disclosure Information to the Company promptly upon request by the Company.

(e) In the event of the death, disability, resignation or removal of a Director Designee, the Board will take all Necessary Action to elect to the Board a replacement director designated by Stockholder, subject to the fulfillment of the requirements set forth in Section 2.2(d), to fill the resulting vacancy, and such individual shall then be deemed a Director Designee for all purposes under this Agreement.

2.3 Chairman; Lead Independent Director; Committee Membership.

(a) Chairman. The Company and Stockholder shall take all Necessary Action to cause the Company to initially designate Mr. Tian Ming as Chairman of the Board. The Chairman shall be elected by the majority of the directors then currently serving on the Board. The Chairman shall not be required to be an Independent Director.

(b) Lead Independent Director. For so long as the Chairman of the Board is not an Independent Director, the Company and Stockholder shall take all Necessary Action to cause the Company to designate a Lead Independent Director from the available Independent Directors then currently serving as a director of the Board.

(c) Compensation Committee. The Company and Stockholder shall take all Necessary Action to cause the Company to establish and maintain a compensation committee of the Board (the “Compensation Committee”), which shall comply with any requirements applicable to such committees under the Nasdaq Listing Rules or applicable Law.

(d)  Nominating and Governance Committee. The Company and Stockholder shall take all Necessary Action to cause the Company to establish and maintain a nominating and governance committee of the Board (the “Nominating and Governance Committee”), which shall comply with any requirements applicable to such committees under the Nasdaq Listing Rules or applicable Law.

(e)  Audit Committee. The Company and Stockholder shall take all Necessary Action to cause the Company to establish and maintain an audit committee of the Board (the “Audit Committee”) , which shall comply with any requirements applicable to such committees under the Nasdaq Listing Rules or applicable Law.

(f) For so long as the Combined Ownership Percentage is equal to or greater than 15%, the Company and Stockholder shall take all Necessary Action to cause at least one Director Designee (or more than one, at the discretion of Stockholder, if Stockholder is entitled to designate more than one Director Designee) to be appointed by the Board to sit on each standing committee of directors of the Board, subject to such Director Designee satisfying applicable qualifications under applicable Law, regulation or stock exchange rules and regulations. If any Director Designee fails to satisfy the applicable qualifications under law or stock exchange rule to sit on any committee of the Board, then the Board shall permit such Director Designee to attend (but not vote) at the meetings of such committee as an observer.

2.4 Compensation and Benefits. Each of the Director Designees shall be entitled to receive compensation, benefits, reimbursement, indemnification and insurance coverage for their service as directors in such amounts as is typical for directors of similar publicly traded companies. For so long as the Company maintains directors and officers liability insurance, the Company shall take all Necessary Action to include each Director Designee as an “insured” for all purposes under such insurance policy for so long as such Director Designee is a director of the Company and for the same period as for other former directors of the Company when such Director Designee ceases to be a director of the Company.

2.5 Information Rights.

(a) For so long as the Combined Ownership Percentage is equal to or greater than 20%, the Company shall be considered a non-wholly owned subsidiary of Stockholder and as such, the Company shall use reasonable best efforts to permit representatives designated by Stockholder (“Stockholder Representatives”), at reasonable times and upon reasonable notice to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its subsidiaries and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement by Stockholder to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with and provide all reasonably required information to the Stockholder Representatives.

(b) For so long as the Combined Ownership Percentage is equal to or greater than 20%, Stockholder Representatives shall be entitled to meet with the chief executive officer and the chief financial officer of the Company from time to time at reasonable times and upon reasonable notice to discuss the annual business plan and operating budget. The Company shall take all Necessary Action to ensure that the business plan and operating budget shall be provided to the Board in advance of a formal approval meeting so that the Board has sufficient time to review and ask questions of management.

(c) For so long as the Combined Ownership Percentage is equal to or greater than 20%, the Company shall use reasonable best efforts to deliver the following to Stockholder:

(i) as soon as available but in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year (provided that with respect to the third (3rd) month of each fiscal quarter, such monthly report shall be delivered within forty-five (45) days after the end of such applicable fiscal quarter (or such earlier time, to the extent made available to the Board of Directors)), unaudited consolidated statements of income and cash flows for the Company for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidated balance sheets of the Company as of the end of such monthly period, which shall also set forth in each case (unless expressly waived by the Investors) comparisons to the corresponding period in the preceding fiscal year and, if applicable, to budgeted amounts, all prepared in accordance with U.S. GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(ii) as soon as available but in any event (A) within thirty (30) days after the end of each quarterly accounting period of the Company in each fiscal year, internally prepared draft quarterly financial statements, and (B) within forty-five (45) days after the end of each quarterly accounting period of the Company in each fiscal year, (x) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act, or (y) unaudited consolidated statements of income and cash flows of the Company for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter and unaudited consolidated balance sheets of the Company as of the end of such quarterly period, which shall also set forth in each case (unless expressly waived by the Investors) comparisons to the corresponding period in the preceding fiscal year and, if applicable, to budgeted amounts, all prepared in accordance with U.S. GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and shall be certified by a senior executive officer of the Company;

(iii) as soon as available but in any event (A) within forty-five (45) days after the end of each fiscal year of the Company, internally prepared draft annual financial statements, and (B) within sixty (60) days after the end of each fiscal year of the Company, (x) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (y) a consolidated balance sheet of the Company as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company for such year, which shall also set forth in each case (unless expressly waived by the Investors) comparisons to the preceding fiscal year and, if applicable, to budgeted amounts, all prepared in accordance with U.S. GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and audited in accordance with the auditing standards of the Public Company Accounting Oversight Board;

(iv) not later than forty-five (45) days after the start of each fiscal year, an annual budget prepared on a monthly basis for the Company for such fiscal year, and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets; and

(v) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Investor entitled to receive information under this Section 2.5(c) may reasonably request by written inquiry or otherwise, in order to prepare financial or other reports required by applicable law or as otherwise required in connection with the operation of the business of such Investor or its Affiliates.

(d) For so long as the Combined Ownership Percentage is equal to or greater than 50%, the Company shall use reasonable best efforts to promptly provide Stockholder with such information as reasonably required for the purpose of its compliance with the disclosure and/or shareholders’ approval requirements under The Rules Governing The Listing of Securities on The Stock Exchange of Hong Kong, the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), and other statutory obligations that regulate the activities of Stockholder as a listed company on The Stock Exchange of Hong Kong Limited. Stockholder shall provide to the Company a compliance manual on the information required for the purpose.

3. Termination. Other than the termination provisions that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (except for Section 4 and Section 5.4, in each case as governed by the provisions therein) (a) upon the mutual written agreement of the Company and Stockholder or (b) at such time as the Combined Ownership Percentage is less than 5%.

4. Sharing of Information.

4.1 To the extent permitted by antitrust, competition or any other applicable law, each party to this Agreement agrees and acknowledges that the directors designated by the parties hereto may share confidential, nonpublic information (“Confidential Information”) about the Company and its Subsidiaries with such party and its representatives. Stockholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information, the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Stockholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of Stockholder or Subsidiaries, Affiliates, or Representatives, (ii) disclosure is required by applicable law or court of competent jurisdiction or requested by a governmental agency, provided that Stockholder promptly notifies the Company of such disclosure so the Company may seek a protective order and takes reasonable steps to minimize the extent of any such required disclosure, provided, further, that if in the absence of the Company securing a protective order and if Stockholder is, based on the advice of counsel, compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Stockholder may disclose to such tribunal only that portion of such information as is legally required, or (iii) such information was available or becomes available to Stockholder or its Representatives before, on or after the date hereof, without restriction, from a source (other than the Company, its Affiliates, or Representatives) without any breach of duty to the Company, or (iv) such information was independently developed by Stockholder or its Representatives without the use of the Confidential Information. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Stockholder from disclosing Confidential Information to any Affiliate or Representative; provided that Stockholder, shall be responsible for any breach of this Section 4.1 by any such Person.

4.2 This Agreement shall supersede any confidentiality agreement that Stockholder has with the Company and, as of the date of this Agreement, any such confidentiality agreement shall be terminated and of no further effect.

5. Miscellaneous.

5.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.

5.2 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.2 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.2, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 5.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 5.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.3 Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties. For the avoidance of doubt, Stockholder may assign this Agreement to any of its Affiliates without the prior written consent of the Company; provided that each such assignment shall require prompt written notice to the Company after any such assignment.

5.4 Fiduciary Duties; Corporate Opportunities.

(a) Other than as set forth in this Section 5.4, this Agreement is not intended to, and does not, create or impose any fiduciary duty on Stockholder or its respective Affiliates to the Company or to any other stockholder of the Company.

(b) Notwithstanding any provision of this Agreement, neither the Company nor the Board shall be required to take or omit to take any act that would violate its fiduciary duties to the Company and its stockholders.

(c) To the fullest extent permitted by applicable law, Stockholder agrees that at any time when: (i) the Combined Ownership Percentage exceeds 10%, or (ii) Stockholder (or a representative thereof) serves as a director on the Board (collectively, the “Restrictive Thresholds”), except for the Urban Development Project, Stockholder and its affiliates will not engage in, or propose to engage in, the “domestic homebuilding business.” For purposes of this Section 5.4, “domestic homebuilding business” shall mean a business (i) engaged in constructing single and/or multifamily residential properties that operates in the United States or (ii) with a business unit dedicated to constructing single and/or multi-family residential properties in the United States. For purposes of this Section 5.4, “Urban Development Project” shall mean that certain 14 story luxury residential condominium development on the upper west side of Manhattan, New York in the United States, which was transferred to the Stockholder by Landsea, Inc. as part of an internal reorganization on June 29, 2020.

(d) Notwithstanding anything to the contrary herein (including the provisions of Section 3 and Section 5.9), this Section 5.4 (i) may only be amended, modified, waived or otherwise altered with (x) the written consent of the Stockholder and the Company and (y) approval by stockholders of the Company in accordance with Article X of the Second Amended and Restated Certificate of Incorporation of the Company, dated as of January 7, 2021, as amended from time to time, and (ii) may only be terminated at such time that the Restrictive Thresholds no longer apply to Stockholder and at such time this Section 5.4 shall be automatically terminated by the Company. For the avoidance of doubt, if this Agreement is terminated in accordance with Section 3, and at such time of termination, the Restrictive Thresholds continue to apply to Stockholder, this Section 5.4 shall remain in effect until terminated in accordance with the terms set forth herein.

5.5 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

5.6 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects of this Agreement and such other agreements and documents.

5.7 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile, email or messenger as follows:

if to the Company:

Landsea Homes Corporation
7525 Irvine Center Drive, Suite 200
Irvine, CA 92618
Attention: Franco Tenerelli
Email: ftenerelli@landseahomes.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Ave,

New York, NY 10166
Attention: Lori Zyskowski; Michael Flynn
Email: lzyskowski@gibsondunn.com; mflynn@gibsondunn.com

if to Stockholder:

Landsea Holdings Corporation
530 Lytton Ave, Suite 304
Palo Alto, CA 94301
Attention: Joanna Zhou
Email: qzhou@landsea.us

with a copy (which shall not constitute notice) to:

Squire Patton Boggs LLP
555 South Flower Street, 31st Floor
Los Angeles, CA 90071
Attention: James Hsu; Charlotte Westfall
Email: james.hsu@squirepb.com; charlotte.westfall@squirepb.com or in any such case to such other address, facsimile number, or email address as any party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when transmitted by facsimile or email.

5.8 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

5.9 Amendments and Waivers. Other than Section 5.4 (as governed pursuant to the terms therein), any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Stockholder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

5.10 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

5.11 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

5.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and Stockholder covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or equity holder of Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Stockholder or any current or future member of Stockholder or any current or future director, officer, employee, partner or member of Stockholder or of any Affiliate or assignee thereof, as such for any obligation of Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation, except to the extent any such losses, expenses, claims, actions, damages or liabilities incurred resulted from gross negligence, fraud or willful misconduct.

5.13 Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section, Schedule or Annex, such reference shall be to a Section, Schedule or Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LANDSEA HOMES CORPORATION.

/s/ John Ho
By:	John Ho
Title:	Chief Executive Officer

LANDSEA HOLDINGS CORPORATION

/s/ Qin Zhou
By:	Qin Zhou
Title:	Chief Executive Officer

Schedule I

Shares of Common Stock
Landsea Holdings Corporation	33,057,303

Schedule II

Shares of Common Stock
Landsea Holdings Corporation	23,640,729